Exhibit 10.16

[DATE]

[NAME]

c/o Viacom Inc.

1515 Broadway

New York, NY 10036

Re:    Viacom Inc. Executive Retention Plan for Section 16 Officers

Dear [NAME]:

The company has adopted the Viacom Inc. Executive Retention Plan for Section 16 Officers (the “Plan”) to provide additional benefits to Viacom senior executives in the event your employment is involuntarily terminated in connection with a Viacom-CBS Transaction. You have been designated as a participant in the Plan, a copy of which is attached hereto.

The benefits provided under the Plan are intended to replace and enhance the separation benefits provided under your employment agreement or any other Viacom severance plan in the event that your employment is terminated without Cause or you resign for Good Reason. Your right to Accrued Compensation and Benefits (as defined in your employment agreement) is not affected by your participation in the Plan. The Plan will take effect upon the execution by Viacom of a definitive agreement relating to a Viacom-CBS Transaction (the “Effective Date”), and shall continue in effect until the earlier of (i) two years after the consummation of a merger or other combination of Viacom and CBS Corporation (a “Viacom-CBS Transaction”) or (ii) the date on which such agreement is terminated or the Company publicly states that the Viacom-CBS transaction is abandoned (the “Term”).

In the event that your employment is terminated without Cause or you resign for Good Reason, as those terms are defined in your employment agreement, during the Term, or in the event of your termination without Cause in connection with a Viacom-CBS Transaction before the Effective Date, then upon your execution of the release provided for in your employment agreement and such release becoming irrevocable, you will be entitled to the following under the Plan:

•	Bonus compensation at target for the period beginning with the first day of the fiscal year in which the termination occurs through the date of termination;

•

An amount equal to three (3) times the sum of (a) your annual base salary and (b) the greater of (i) your annual target bonus in effect at the time of your termination or (ii) the average of your actual STIP bonuses for the three fiscal years completed prior to the Effective Date;

•

For a three (3) year period beginning on the date of termination, your coverage and participation under the Company’s medical, dental and life insurance and AD&D plans shall continue at no cost to you, after which time you shall be eligible or continuation of medical and dental benefits under COBRA for 18 months;

[NAME]

[DATE]

•

All unvested stock options and RSUs outstanding on your termination date will fully vest as of such date. Vested options will remain outstanding for three (3) years following your termination date, or through the original expiration date of the options, if longer; and

•	The Company will waive any non-competition covenant and offset provision in your employment agreement effective as of your termination date.

For the avoidance of doubt, (1) to the extent that your employment is terminated without Cause or you resign for Good Reason during the Term, or you are terminated without Cause in connection with a Viacom-CBS transaction before the Effective Date, the Company hereby irrevocably waives any provision of your employment agreement that would otherwise limit your salary, bonus or benefits under the Plan and (2) except as modified or waived herein, all other terms and conditions of your employment agreement shall remain in full force and effect.

Once both parties have signed below, this letter will amend paragraphs 6(a)(ii)(1) and 19(d) of your employment agreement as follows:

1.

Paragraph 6(a)(ii)(1) of your employment agreement shall be amended to add the following sentence to the end of the paragraph: “Notwithstanding the foregoing, the Non-Competition Period shall end on the date of your Involuntary Termination as that term is defined in the Viacom Inc. Executive Retention Plan for Section 16 Officers.”

2.

Paragraph 19(d) of your employment agreement shall be amended by adding the language set forth in bold: “The payments and benefits provided in this Agreement in respect to the termination of employment and non-renewal of this Agreement are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Viacom plan that may now or hereafter exist; provided, however, that this paragraph shall not apply to your participation in the Viacom Inc. Executive Retention Plan for Section 16 Officers. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of Viacom to you under this Agreement.”

This letter is intended to be a brief summary of some of the terms of the Plan, and in the event of any conflict, the language of the Plan shall govern.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[NAME]

[DATE]

Please do not hesitate to contact me if you have any questions regarding the enclosed.

Very truly yours,

VIACOM INC.,

By:
Fukiko Ogisu
Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

By:
[NAME]

Enclosure